EXHIBIT 5. 1, 8.1, 23.1

                     [Letterhead of Thacher Proffitt & Wood]



                                             March __, 2001



Deutsche Banc Alex. Brown Inc.
31 West 52nd Street
New York, New York  10019

                  Opinion:  Underwriting Agreement
                  ACE Securities Home Equity Loan Trust, Series
                  2001-NC1 Asset Backed Pass-Through Certificates
                  -----------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to ACE Securities Corp. (the "Depositor") in connection with (i) the Mortgage Loan Purchase Agreement, dated March 19, 2001 (the "Mortgage Loan Purchase Agreement"), among the Depositor, NC Capital Corporation and Deutsche Bank AG New York Branch (the "Seller"), (ii) the Pooling and Servicing Agreement, dated as of March 1, 2001 (the "Pooling and Servicing Agreement"), among the Depositor as depositor, Litton Loan Servicing LP as servicer (the "Servicer"), U.S. Bank National Association as trustee (the "Trustee") and Bankers Trust Company of California, N.A. as trust administrator (the "Trust Administrator") and the certificates issued pursuant thereto designated as Asset-Backed Pass-Through Certificates, Series 2001-NC1, (collectively, the "Certificates"), (iii) the Underwriting Agreement, dated March 19, 2001 (the "Underwriting Agreement"), between the Depositor and Deutsche Banc Alex. Brown Inc. (the "Underwriter") pursuant to which certain Certificates were sold (collectively, the "Underwritten Certificates"), (iv) the Purchase Agreement, dated March 19, 2001 (the "Initial Purchase Agreement"), between the Depositor and the Underwriter (in such capacity, the "Initial Purchaser") pursuant to which certain Certificates were sold (collectively, the "Non-Offered Certificates"), (v) the Purchase Agreement, dated March 19, 2001 (the "Subsequent Purchase Agreement," together with the Initial Purchase Agreement, the "Purchase Agreement"), between the Underwriter and Windermere Master, L.P. and (vi) the Prospectus Supplement, dated March 19, 2001 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated March 19, 2001 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus). The Mortgage Loan Purchase Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement and the Purchase Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, we have examined the documents described above and such



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other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in the documents to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such documents as so modified or supplemented. In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of the agreements to which this opinion letter relates.

         Our opinions set forth below with respect to the enforceability of any right or obligation under any agreement are subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law and
(ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties.

         In rendering this opinion letter, we do not express any opinion concerning any laws other than the federal laws of the United States, the laws of the State of New York and the State of Delaware.
We do not express any opinion with respect to the securities laws of any jurisdiction or any other matter not specifically addressed in the opinions expressed below.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The Pooling and Servicing Agreement, assuming the authorization, execution and delivery thereof by the parties thereto, will constitute a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the Depositor thereto in accordance with its terms.

         2. The Certificates, assuming the execution, authentication and delivery in accordance with the related Pooling and Servicing Agreement and the delivery thereof and payment therefor as contemplated in the Registration Statement and in the prospectus and prospectus supplement delivered in connection with such Certificates, will be legally and validly issued and outstanding, fully paid and non-assessable and entitled



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                  to the benefits of that Pooling and Servicing Agreement.

         3. Assuming compliance with the provisions of the Pooling and Servicing Agreement, for federal income tax purposes, each of REMIC 1, REMIC II & REMIC III will qualify as a REMIC within the meaning of the "REMIC Provisions" of the Code, the Class R-I Interest will constitute the sole class of "residual interests" in REMIC I, the Class R-I Interest will constitute the sole class of "residual interests" in REMIC II, and the Class R-III Certificates will constitute the sole classes of "residual interests" in REMIC III. The Class A Certificate and the Mezzanine Certificates will represent ownership of "regular interests" in REMIC II and the Class X Certificates and the Class N Certificates will represent ownership of "regular interests" in REMIC III, and will generally be treated as debt instruments of REMIC II and REMIC III, respectively, within the meaning of the REMIC Provisions in effect on the date hereof. This opinion confirms and adopts the opinion set forth in the Registration Statement.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings "Federal Income Tax Consequences" and "Legal Matters," without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

                                              Very truly yours,

                                              THACHER PROFFITT & WOOD